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                                                                      EXHIBIT 12
                                                                      ----------


                       THE LIMITED, INC. AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES

                        (Thousands except ratio amounts)

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                                                   Thirteen Weeks Ended
                                             ----------------------------------
                                                 May 3,              May 4,
                                                  1997                1996
                                             ----------------  ----------------
Adjusted Earnings
-----------------

Income before income taxes                            $44,873           $50,152

Portion of minimum rent ($179,081 in 1997
  and $178,472 in 1996) representative
  of interest                                          59,694            59,491

Interest on indebtedness                               16,547            16,547
Minority interest                                       5,647             4,279
                                             ----------------  ----------------
  Total earnings as adjusted                         $126,761          $130,469
                                             ================  ================


Fixed Charges
-------------

Portion of minimum rent representative
  of interest                                         $59,694           $59,491

Interest on indebtedness                               16,547            16,547
                                             ----------------  ----------------
  Total fixed charges                                 $76,241           $76,038
                                             ================  ================
Ratio of earnings to fixed charges                      1.66x             1.72x
                                             ================  ================

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